Exhibit 23.3

DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

May 13, 2015

ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079

Ladies and Gentlemen:

        We hereby consent to the use of the name DeGolyer and MacNaughton and to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the caption "Experts" in this Registration Statement on Form S-3 for the registration of debt and equity securities of ConocoPhillips. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ConocoPhillips of the DeGolyer and MacNaughton process review letter dated February 24, 2015, which appears in ConocoPhillips' annual report on Form 10-K for the year ended December 31, 2014.

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716